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                               EXHIBIT (8)(j)(2)

                  AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
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                  AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT


This Amendment No. 2, effective as of May 17, 2001 amends the Participation Agreement ("Agreement") dated March 21, 1997, as amended, among PFL Life Insurance Company, Variable Insurance Products Fund III and Fidelity Distributors Corporation.

WHEREAS, PFL Life Insurance Company changed its name to Transamerica Life Insurance Company; and

WHEREAS, Variable Insurance Products Fund III now offers multiple classes of shares;

NOW, THEREFORE, the parties hereby agree as follows:

1. All references in the Participation Agreement to PFL Life Insurance Company or to the "Company" shall refer to Transamerica Life Insurance Company;

2.   Section 2.5 is replaced in its entirety with the following:

               2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

                    (b) With respect to Service Class shares and Service Class 2 shares, the Fund has adopted Rule 12b-1 Plans under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-1 Plans to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plans will be approved by a similarly constituted board of trustees; and

3. The Agreement, as supplemented by this Amendment, is ratified and confirmed.
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IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures.


TRANSAMERICA LIFE INSURANCE COMPANY
(formerly known as PFL Life Insurance Company)

By:    /s/ Larry N. Norman
       --------------------------
Name:  Larry N. Norman
Title: President


VARIABLE INSURANCE PRODUCTS FUND III

By:    /s/ Robert C. Pozen
       --------------------------
       Robert C. Pozen
       Senior Vice President


FIDELITY DISTRIBUTORS CORPORATION

By:    /s/ Mike Kellog
       --------------------------
       Mike Kellogg
       Executive Vice President